Exhibit 16.1

1185 Avenue of the Americas, 38th Floor
New York, NY 10036-2603
Phone	212-381-4800
Fax	212-381-4811
Web	www.uhy-us.com

November 23, 2022

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: EUDA Health Holdings Limited

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on November 23, 2022 of EUDA Health Holdings Limited (the “Company”) and agree with the statements relating only to UHY LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ UHY LLP